EXHIBIT 15.2

[Letterhead of Commerce & Finance Law Offices]

March 30, 2012

Ctrip.com International, Ltd.

No. 99 Fu Quan Road

Shanghai 200335, People’s Republic of China

Dear Sirs:

We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Business Overview — PRC Government Regulations”, “Major Shareholders and Related Party Transactions — Related Party Transactions” and “Financial Statements — Notes to the Consolidated Financial Statements” in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2011, which will be filed with the Securities and Exchange Commission in the month of March, 2012.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices